Exhibit 16.1

September 14, 2010

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.

Dear Sir and/or Madam:

We have read the statements about our firm included in the Form 8-K of Sonnen Corporation (the “Company”) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

/s/ Dohan and Company, CPA’s

Dohan and Company, CPA’s